NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
		   DELAWARE OTSEGO CORPORATION
			1 Railroad Avenue
		   Cooperstown, New York 13326
			 (607) 547-2555




To Shareholders:

The 1995 Annual Meeting of Shareholders of Delaware Otsego Corporation, a New York corporation, will be held on Saturday, June 3, 1995 at 11:00 AM at the Cooperstown High School, Linden Avenue, Cooperstown, New York, for the following purposes:

     1. To elect three Class D Directors to serve a term of four years or until their successors are duly elected and qualified;

     2. To consider and act upon a proposal to ratify the selection of Ernst & Young as auditors;

     3. To transact such other business as may properly come before the meeting or any and all adjournments thereof.

Holders of record of the Corporation's common stock, par value $.125 per share, at the close of business on April 16, 1995 will be entitled to vote at the meeting.

			  By Order of the Board of Directors,

			  NATHAN R. FENNO

			  Nathan R. Fenno, Secretary

Dated:  April 25, 1995



You are requested to fill in, sign, date and return the Proxy submitted herewith in the return envelope provided for your use. The giving of such Proxy will not affect your right to revoke such Proxy or to vote in person should you later decide to attend the meeting.

		   DELAWARE OTSEGO CORPORATION
			1 Railroad Avenue
		   Cooperstown, New York 13326
			 (607) 547-2555

		  _____________________________


			 PROXY STATEMENT

		  _____________________________


	       1995 ANNUAL MEETING OF SHAREHOLDERS
		     TO BE HELD JUNE 3, 1995



     This Proxy Statement and accompanying form of proxy are being distributed to shareholders on or about April 28, 1995, in connection with the solicitation by the Board of Directors of Delaware Otsego Corporation, a New York corporation, (the "Company") of proxies for use at the Annual Meeting of Shareholders of the Company to be held June 3, 1995 at 11:00 AM at the Cooperstown High School, Linden Avenue, Cooperstown, New York, and at any and all adjournments thereof (the "meeting").


VOTING

     On April 16, 1995, the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting (the "Record Date"), 1,536,880 shares were issued and outstanding of the Company's Common Stock, par value $.125 per share (the "Common Stock"). Each share is entitled to one vote.

     Shareholders may vote their shares in person at the meeting. Shareholders who do not plan to be present at the meeting are requested to date and sign the enclosed form of proxy and return it in the postage-paid return envelope provided. Proxies will be voted in accordance with the instructions contained therein. To the extent that instructions are not set forth in any proxy, such proxy will be voted in favor of each person nominated herein to the Board of Directors, and in favor of the ratification of Ernst & Young as the Company's auditors. Directors will be elected by a plurality of the votes cast at the meeting and a vote of a majority of the votes cast at the meeting will be required for the ratification of Ernst & Young as auditors. Therefore, shareholders present in person or by proxy at the meeting who do not vote, who withhold their vote from one or more nominees or who abstain from the ratification proposal will not affect the outcome of the election or the ratification proposal provided that a quorum is present at the meeting. Brokers who hold shares of Common Stock as nominees will have discretionary authority to vote such shares if they have not received voting instructions from the beneficial owners by the tenth day before the meeting.

     Shareholders have the right to revoke their proxies by notifying the Secretary of the Company in writing at the above address at any time prior to the time the shares are actually voted, by executing and returning a proxy bearing a later date, or by attending the meeting and voting in person.

     All costs incurred in preparing and mailing this Proxy Statement and form of proxy, and the return mailing of proxies, will be borne by the Company.


BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information as of the Record Date concerning the number of shares of Common Stock beneficially owned by those persons known by the Company to be the beneficial owners of more than five percent of the outstanding shares of Common Stock, by those executive officers named in the Summary Compensation Table below, and by all directors and executive officers of the Company as a group. The address of all such persons is that of the Company shown above.

			      Amount and Nature of     Percent
Name                          Beneficial Ownership     of Class
____________________________  ____________________     ________
Walter G. Rich                   257,881    (1)          16.6%
C. David Soule                     9,742    (2)           0.6%
William B. Blatter                 6,487    (3)           0.4%
Paul Garber                        5,742    (4)           0.4%

All directors and                558,638    (5)          33.3%
executive officers as
a group (18 persons)
_____________________________________________________________________________

(1) Includes 7,157 shares issuable upon exercise of stock options and 9,000 shares issuable upon conversion of debt.
(2) Includes 9,467 shares issuable upon exercise of stock options.
(3) Includes 5,909 shares issuable upon exercise of stock options.
(4) Includes 5,742 shares issuable upon exercise of stock options.
(5) Includes 46,313 shares issuable upon exercise of stock options and 92,705 shares issuable upon conversion of debt.


EXECUTIVE COMPENSATION

     The following tables set forth information concerning total compensation paid or accrued by the Company for the last three fiscal years to the Company's Chief Executive Officer and its other executive officers employed at December 31, 1994 who had aggregate salary and bonus in excess of $100,000 in fiscal year 1994, and information regarding stock options for the same executive officers during the 1994 fiscal year.

SUMMARY COMPENSATION TABLE

							   Long-Term
							 Compensation
			      Annual Compensation  1/        Awards
			  _____________________________ __________________
Name and                                           Other Options/    Other
Principal                    Salary   Bonus  Annual Com-     SARs   Compen-
Position             Year       ($)     ($) pensation 2/   (#) 4/ sation 3/
_______________      ____  ________  ______  ___________  _______  ________
Walter G. Rich       1994   203,827       0        4,126        0     1,791
Chief Executive      1993   197,097       0        4,660    7,157     1,791
Officer              1992   193,731       0        4,638        0     1,791

C. David Soule       1994   139,905       0        2,843        0     1,496
Executive Vice       1993   136,540       0        3,461    9,467     1,496
President            1992   130,633       0        4,114        0     1,496

William B. Blatter   1994   100,000       0        2,083        0     4,167
Senior Vice          1993   100,000       0        2,083    5,909     4,167
President            1992   100,573       0        2,263        0     4,167

Paul Garber          1994   106,805       0        2,184        0     1,936
Vice President-      1993    91,288       0        1,871    5,742     1,936
Marketing & Sales    1992    87,154       0        1,884        0     1,936

_____________________________________________________________________________
1/ Annual Compensation deferred at election of an executive is included in category and year earned.
2/ Consists of Company contributions to the Company's 401(k) Savings Plan on behalf of such officer.
3/ Consists of insurance premiums paid by the Company on life insurance policies owned by such officers.
4/ Includes a re-grant of options for 4,741 shares for Mr. Rich, 7,864 shares for Mr. Soule, 4,771 shares for Mr. Blatter, and 4,832 shares for Mr. Garber.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

								     Value of
						 Number of        Unexercised
					       Unexercised       In-the-Money
		   Shares Ac-               Options Fiscal  Options at Fiscal
		    quired on       Value     Year-End (#)       Year-End ($)
		     Exercise    Realized     Exercisable/       Exercisable/
Name                      (#)         ($)    Unexercisable   Unexercisable 1/
____________________ ________ ___________ ________________ __________________
Walter G. Rich              0           0          7,157/0                  0
C. David Soule              0           0          9,467/0                  0
William B. Blatter          0           0          5,909/0                  0
Paul Garber                 0           0          5,742/0                  0

_____________________________________________________________________________
1/ Market value of underlying shares at year-end, minus the exercise price of the options.

     The Company has an Employment Agreement with Mr. Rich pursuant to which he is employed as President and Chief Executive Officer for a 5-year term ending June 4, 1999, renewable at the option of the Company for an additional five-year term. Mr. Rich's compensation under this Agreement is $187,000 per year, subject to review for increase by the Board of Directors from time to time, and he is entitled to reimbursement for expenses incurred in connection with his conduct of business on behalf of the Company, and to coverage at current levels under the Company's life and health insurance plans. If
Mr. Rich is not elected as Director or President and Chief Executive Officer at any time during the term of the Agreement and any renewal thereof, he shall continue to be entitled to the benefits of the Agreement until it expires and shall be obligated to perform consulting services for a maximum of four days per month. Mr. Rich is entitled under the Agreement to continued compensation during any period of long-term disability.

     The Company has Employment Agreements with Messrs. Soule and Blatter pursuant to which they are employed as Executive Vice President and Senior Vice President, respectively, for five year terms ending June 4, 1999, at a minimum compensation of $125,000 and $100,000, respectively. The agreements allow for increases in compensation by the Board of Directors from time to time, reimbursement for expenses incurred on behalf of the Company, coverage under the Company's life and health insurance plans, and continued compensation during any period of long-term disability. They further provide for an automatic extension of the term of the agreement for a period of five years in the event of a change in control of the Company.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The members of the Executive Committee of the Board of Directors have been designated to act as a Compensation Committee for determining compensation of the Company's executive officers. The following is a general discussion of the Committee's policies in recommending levels of executive compensation for approval by the Board of Directors.

     For all executive officers, salary levels are based on a combination of factors, including but not limited to relative position within the Company, the officer's training and expertise, the Committee's view of the level of compensation available to the officer from other employers, and the financial condition of the Company. For officers other than the Chief Executive Officer, the Committee considers the recommendations of the Chief Executive Officer. For all officers, the Committee considers, from time to time, the recommendations of compensation consultants employed by the Committee. The Committee is currently reviewing such recommendations prepared at its request by William M. Mercer, Inc.

     Any member of the Committee who is also an executive officer of the Company abstains from any discussion or determination of that officer's compensation.

     There currently is no direct quantitative relationship between the Company's performance and executive compensation, i.e. there are no formal profit sharing plans or bonus plans.

     The Company may grant stock options to its executive officers and other employees pursuant to the terms of its 1987 and 1993 Stock Option Plans. No such grants were made in 1994.

     In 1994, no changes in annual salary level paid to the Chief Executive Officer and certain other senior executive officers from prior year levels were made.

				   Robert L. Marcalus, Chairman
				   Charles S. Brenner
				   Everett A. Gilmour
				   Walter G. Rich
				   Richard A. White


PERFORMANCE GRAPH

     The following graph compares the annual change in the cumulative total return on the Company's Common Stock with the annual change in the cumulative total return of the NASDAQ Total Return Index for the NASDAQ Stock Market (U.S. Companies) ("NASDAQ U.S. Companies") and the NASDAQ Total Return Industry Index, NASDAQ Trucking and Transportation Stocks ("NASDAQ Transportation"). The graph is calculated assuming that $100 was invested in the Company's Common Stock, the NASDAQ U. S. Companies Index and the NASDAQ Transportation Index on December 31, 1989, and that all dividends were reinvested during the relevant periods.

	       COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS
		      AMONG DELAWARE OTSEGO CORPORATION,
	  NASDAQ US COMPANIES INDEX AND NASDAQ TRANSPORTATION INDEX

				    [GRAPH]
			      Data provided below

			Fiscal Year Ending December 31,
			      1989    1990    1991    1992    1993   1994
			      ----    ----    ----    ----    ----   ----
DELAWARE OTSEGO CORPORATION   $100    $ 65    $ 66    $ 69    $ 83   $ 89
NASDAQ US COMPANIES           $100    $ 85    $136    $159    $181   $177
NASDAQ TRANSPORTATION INDEX   $100    $ 78    $113    $138    $168   $152


SEC DISCLOSURE

     Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder of the Securities and Exchange Commission (the "Commission") require the Company's directors and executive officers, and persons who own more than 10% of the Company's outstanding Common Stock to file with the Commission reports of ownership and changes in ownership of common stock and other equity securities of the Company. Officers, directors and persons who own more than 10% of the Company's outstanding Common Stock are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of such reports furnished to the Company and a written representation that no other reports were required, the Company believes that, during the 1994 fiscal year, all filing requirements applicable to its officers, directors and persons who own more than 10% of the Company's outstanding Common Stock were complied with, except that a Form 4 report, covering two transactions, was filed late by John M. Ladd.


	       ELECTION OF DIRECTORS (PROPOSAL 1)


     The Board of Directors is divided into four classes with terms expiring on four successive Annual Meeting dates. At the Annual Meeting to be held June 3, 1995, the following three persons are the nominees of the Board for election as directors in Class D for four-year terms expiring in 1999:

		       Robert L. Marcalus
		       Everett A. Gilmour
		       Albert B. Aftoora

     Such nominees currently serve as directors. Messrs. Marcalus and Gilmour were elected to their present term of office at the Annual Meeting of Shareholders held June 2, 1991. Mr. Aftoora was appointed to his present term of office by the Executive Committee of the Board of Directors on April 10, 1995. Each of the nominees has consented to be nominated and agreed to serve if elected. Mr. John M. Ladd, a current director whose term expires at the 1995 Annual Meeting, has decided not to stand for re-election. The Company intends to introduce a resolution at the meeting to appoint
Mr. Ladd as Director Emeritus for a term of three years.

     The other Directors of the Company are as follows:

	  Class A, to serve until the 1996 Annual Meeting of Shareholders and until their successors are elected and qualified:

		       Walter G. Rich
		       Harvey Polly
		       Jay B. Langner



	  Class B, to serve until the 1997 Annual Meeting of Shareholders and until their successors are elected and qualified:

		       C. David Soule
		       Niles F. Curtis
		       Malcolm C. Hughes

	  Class C, to serve until the 1998 Annual Meeting of Shareholders and until their successors are elected and qualified:

		       Richard A. White
		       Gerald D. Groff, M.D.
		       Charles S. Brenner
		       David B. Common

     No family relationships exist among the executive officers and directors of the Company.

     The Directors receive $400 per Board or Committee meeting attended.

     The name and age of each Director are set forth on the following pages with a brief statement of the present principal occupation of each Director, the year in which the Director was first elected a Director of the Company, and pertinent biographical information concerning the Director. Also stated is the amount of Common Stock beneficially owned as of the Record Date by each Director. Unless otherwise indicated, each Director has sole voting and dispositive power with respect to such Common Stock. No Director is the beneficial owner of any other equity securities of the Company or any of its subsidiaries. The information set forth on the following pages with respect to each Director has been furnished by such Director.


							  Common Stock
						  ___________________________
						  No. of Shares
						   Beneficially    Percentage
Current Directors      Age  Principal Occupation      Owned (1)      of Class
_____________________  ___  _____________________  ____________  ____________
Albert B. Aftoora (a)   55  Vice President-               100            *
			    Corridor Development,
			    CSX Transportation,
			    Inc.
Charles S. Brenner (b)  39  President,                 74,184 (2)      4.7
			    J.L. Schiffman & Co.
David B. Common (c)     34  Vice President,            44,420          2.9
			    JP Morgan & Co., Inc.
Niles F. Curtis (d)     54  President and Owner,        5,047 (3)        *
			    N. Curtis, Inc. d/b/a
			    Cooperstown Agway
Everett A. Gilmour (e)  73  Chairman of the Board,     24,208          1.6
			    The National Bank &
			    Trust Co., Norwich, NY
			    and NBT Bancorp, Inc.
Gerald D. Groff (f)     44  Senior Attending            1,993            *
			    Physician, Dept. of
			    Medicine, M. I.
			    Bassett Hospital
Malcolm C. Hughes (g)   58  Attorney                   30,189 (4)      2.0
John M. Ladd (h)        74  Retired                    10,475            *
Jay B. Langner (i)      65  Chairman, President        16,191          1.1
			    & C.E.O., Hudson
			    General Corporation
Robert L. Marcalus (j)  74  Chairman & C.E.O.,         30,963          2.0
			    Marcal Paper Mills, Inc.
Harvey J. Polly (k)     66  President & C.E.O.,         7,651            *
			    H/R Industries, Inc.
Walter G. Rich (l)      49  President & C.E.O. of     257,881         16.6
			    the Company and all
			    wholly-owned
			    subsidiaries
C. David Soule (m)      44  Executive Vice President    9,742            *
			    of the Company and all
			    wholly-owned
			    subsidiaries
Richard A. White (n)    75  Retired Business           26,159          1.7
			    Executive


_________________________________
* Less than 1.0%




(1) Includes 1,575 shares issuable upon the exercise of stock options granted under the Company's Stock Option Plans to each person named in the table, except Mr. Rich (7,157 shares), Mr. Soule (9,467 shares), and Messrs. Aftoora, Brenner, Common, Groff and Langner (0 shares each). Also includes shares issuable upon conversion of debt investments held by Messrs. Brenner (49,504 shares), Common (18,001 shares), Gilmour (2,700 shares), Groff (900 shares), Hughes (2,700 shares), Langner (4,500 shares), Marcalus (4,500 shares), Rich (9,000 shares), and White (900 shares).
(2) Includes 13,974 shares held by Mr. Brenner as a partner in Brenner, L.P., and 1,157 shares held by Mr. Brenner's wife.
(3) Excludes 120 shares held by Mr. Curtis' son, as to which shares Mr. Curtis disclaims beneficial ownership.
(4) Excludes 972 shares held by Mr. Hughes' daughter, as to which shares Mr. Hughes disclaims beneficial ownership.

     (a) Prior to assuming his position as Vice President-Corridor Development in 1995, Mr. Aftoora served as Assistant Vice President and Treasurer of CSX Transportation, Inc., a Class I railroad, for over five years.

     (b) Mr. Brenner has been President of J. L. Schiffman & Co., Inc., a stock brokerage firm, since 1981. Mr. Brenner is also Chairman of the Board of RWC Inc., a Michigan metal forming machine manufacturer.

      (c) Mr. Common is employed by J. P. Morgan & Co., Inc. as Vice President-Corporate Finance. Prior to May, 1993, Mr. Common was employed by The Toronto-Dominion Bank most recently as Director-Corporate Accounts.

     (d) For the past five years, Mr. Curtis has been the President and owner of N. Curtis Inc. d/b/a Cooperstown Agway, a distributor of hardware and related products in Cooperstown, New York.

     (e) Mr. Gilmour is Chairman of the Board of the National Bank & Trust Company of Norwich and NBT Bancorp, Inc. Mr. Gilmour also serves on the Boards of Directors of NYSEG, Inc., Deposit Telephone Co., Preferred Mutual Insurance Co., and Norwich Aero Products Inc.

      (f) Dr. Groff has been a senior attending physician at the Mary Imogene Bassett Hospital in Cooperstown for the past eight years. Dr. Groff is also Assistant Professor of Clinical Medicine at Columbia Presbyterian Medical School, and Medical Director of the Community Health Plan of Bassett Hospital.

     (g) Mr. Hughes served as the Company's Secretary from 1970 until 1984 and General Counsel from 1970 until 1981. Mr. Hughes has been an attorney in private practice in Margaretville, New York for more than five years.

     (h) Before retiring in 1986, Mr. Ladd was the Executive Director of the Mohawk Valley Economic Development District, Inc., a regional public benefit corporation. Mr. Ladd is also a member of the Private Industry Council, a consortium of Oneida, Madison, and Herkimer Counties. Mr. Ladd is President of John M. Ladd Inc., a consulting firm in Ilion, NY, and is past Treasurer of the N.Y.S. Economic Development Council.

     (i) Mr. Langner has been President, Chairman and Chief Executive Officer of Hudson General Corporation, an airline terminal operator, for the past five years.

     (j) Mr. Marcalus has been Chairman and Chief Executive Officer of Marcal Paper Mills, Inc. for the past five years. Mr. Marcalus also serves on the Board of Directors of Valley National Bancorp, Passaic, NJ.

     (k) Mr. Polly has been President and Chief Executive Officer of H/R Industries, Inc., Chairman of Hanover Bank of Florida, and President of Chief Executive Officer of Railway Freight Car Services during the past five years.

     (l) Mr. Rich has been President and Chief Executive Officer of the Company since 1971. He joined the Company in 1966 as General Manager. Mr. Rich is also a director of Norwich Aero Products, Inc., and Security Mutual Life Insurance Company of New York. Mr. Rich was appointed in 1993 to the New York State Public Transportation Safety Board.

     (m)  Mr. Soule has been Executive Vice President of the Company since
	  1983.

     (n) Before retiring in 1989, Mr. White was President of Bruce Hall Corp., Cooperstown, New York and Bruce Hall-Richfield, Inc., Richfield, New York, companies which sell building supplies.
	  Mr. White is a director of Northeast Treaters, Inc., Belchertown, Massachusetts.


CERTAIN TRANSACTIONS

     During 1994, Marcal Paper Mills, Inc., of which Mr. Marcalus is Chairman of the Board and Chief Executive Officer, generated freight revenue to the Company of approximately $162,000.00.

     The Company believes that the terms of all the foregoing transactions were no less favorable to the Company than if Mr. Marcalus had not been affiliated with the Company or the other party to the transactions.




DIRECTORS AND OFFICERS LIABILITY INSURANCE

     Pursuant to Section 726 of the New York Business Corporation Law, the Company hereby reports that on February 12, 1995, a policy of directors and officers liability insurance in the aggregate amount of $5,000,000 was obtained for a one year term with Fidelity and Casualty Insurance Company at a cost of $62,150.00 covering all directors and officers of the Company and affiliated companies serving at any time during the term of the policy.


BOARD MEETINGS AND ATTENDANCE OF DIRECTORS

     The Company's Board of Directors held four meetings during 1994. The Company's Board of Directors has two Committees, whose members are selected in June of each year immediately after the Annual Meeting of Shareholders. The Committees and their functions are as follows:

     The Audit Committee is responsible for supervising the audit of Company financial statements and related material and internal accounting controls, for reviewing any potential conflict of interest situations, and providing guidance on ethical and environmental matters. The current members of the Audit Committee are Niles F. Curtis (Chairman), Malcolm C. Hughes, John M. Ladd and Jay B. Langner. The Audit Committee met four times during 1994.

     The Executive Committee generally performs the functions of the Board of Directors between meetings of the Board of Directors, to the extent permitted by law. The current members of the Executive Committee are Robert L. Marcalus (Chairman), Charles S. Brenner, Everett A. Gilmour, Walter G. Rich and Richard A. White. The Executive Committee met seven times in 1994.

     The Board of Directors has designated the Executive Committee to discuss possible candidates for membership on the Board of Directors. The Executive Committee will consider recommendations from shareholders for nominees for election to the Board of Directors, provided such recommendations, together with the following:

	  (i) such information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the Securities Exchange Act of 1934, as amended;
	  (ii) a description of all arrangements or understandings among the recommending shareholder and each nominee and any other person with respect to such nomination; and
	  (iii) the consent of each nominee to serve as a director of the Company if so elected;


are received by the Secretary of the Company, (a) in the case of an annual meeting of shareholders, not later than the date specified in the most recent proxy statement of the Company as the date by which shareholder proposals for consideration at the next annual meeting of shareholders must be received (see "Other Business" below), and (b) in the case of a special meeting of shareholders at which directors are to be elected, not later than the tenth day after the giving of notice of such meeting.

     All Directors attended 75% or more of the aggregate of all meetings of the Board of Directors and Committees on which they served (held during the period for which they served) during 1994, except for Jay B. Langner, who attended 63%, and Harvey Polly, who attended 50%.


		      PROPOSAL TO APPROVE APPOINTMENT OF
		     AUDITORS OF THE COMPANY (PROPOSAL 2)


     At its meeting on April 2, 1995, the Executive Committee of the Board of Directors of the Company, upon the recommendation of its Audit Committee, engaged the accounting firm of Ernst & Young as independent accountants for the Company for 1995, subject to approval of shareholders. Ernst & Young has acted as the Company's independent auditors since 1986. Management intends to introduce a resolution at the Annual Meeting that its designation of Ernst & Young be ratified and approved by the shareholders. If such designation is not ratified and approved by the shareholders, the Board of Directors, with the advice of the Audit Committee, will consider the appointment of other independent accountants.

     Representatives of Ernst & Young are expected to be present at the meeting, will be given opportunities to make statements if they desire to do so, and will be available to respond to appropriate questions from shareholders.

     The Board of Directors recommends a vote for ratification of Ernst & Young as the Company's independent accountants.


OTHER BUSINESS

     The Board of Directors knows of no other matters which may properly be, or are likely to be, brought before the meeting. If other proper matters are introduced, the persons named in the enclosed proxy will vote the shares represented by such proxy as the Board recommends.

     If a proposal of a shareholder for the 1996 Annual Meeting of Shareholders is to be considered for inclusion in the Company's Proxy Statement for that meeting, such proposal must be received by the Company no later than January 2, 1996.

     A copy of the Company's 1994 Annual Report on Form 10-K (except exhibits) filed with the Securities and Exchange Commission will be furnished to any shareholder on written request addressed to Nathan R. Fenno, Corporate Secretary, Delaware Otsego Corporation, 1 Railroad Avenue, Cooperstown,
New York 13326.

			  By Order of the Board of Directors,

			  NATHAN R. FENNO

			  Nathan R. Fenno, Secretary

		    PROXY OF DELAWARE OTSEGO CORPORATION

		  THIS PROXY IS SOLICITED ON BEHALF OF THE
		 BOARD OF DIRECTORS FOR THE ANNUAL MEETING
		OF SHAREHOLDERS TO BE HELD ON JUNE 3, 1995.

     The undersigned hereby appoints Nadine Steckler and Elizabeth Legiec, jointly and individually with full power of substitution, as proxies to vote all shares of common stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of DELAWARE OTSEGO CORPORATION (the "Company") to be held on June 3, 1995 or adjournments thereof, on Items 1 and 2 as specified on the reverse side hereof (with discretionary authority under Item 1 to vote for a new nominee if any nominee has become available) and on such other matters as may properly come before the meeting.

     You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The persons appointed above cannot vote your shares unless you sign and return this card.

     This Proxy, when properly executed, will be voted as you specify below. If you do not specify otherwise, the Proxy will be voted FOR Items 1 and 2.


	  SHAREHOLDERS ARE URGED TO VOTE AND TO SIGN, DATE AND RETURN
		  THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED.
			  (Continued on Other Side)

	  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

ITEM 1.   ELECTION OF DIRECTORS.  Nominees for Director:

	Robert L. Marcalus, Everett A. Gilmour, Albert B. Aftoora

	FOR all nominees listed_____       WITHHOLD AUTHORITY TO VOTE_____


	  FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEES:
__________________________________________________________________________

ITEM 2. PROPOSAL TO APPROVE THE APPOINTMENT OF ERNST & YOUNG as the independent public accountants of the Company.

		    FOR______       AGAINST_____       ABSTAIN______



DATED:
      _____________________  _____________________________________________
			     (Please sign exactly as your name or names appear hereon. If signing as an attorney, executor, administrator, trustee or guardian, or on behalf of a corporation, give your full title as such.)
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